Exhibit 4.2

OLIN CORPORATION

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8.875% SENIOR NOTES DUE 2019

____________________

SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 19, 2009

____________________

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
AS TRUSTEE

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FORM OF NOTE GUARANTEE

EXHIBITS

Exhibit A	FORM OF 8.875% SENIOR NOTE
Exhibit B                FORM OF NOTE GUARANTEE

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This SUPPLEMENTAL INDENTURE, dated as of August 19, 2009 (this “Supplemental Indenture”), is by and between Olin Corporation, a Virginia corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have entered into a Base Indenture, dated as of August 19, 2009 (the “Base Indenture”);

WHEREAS, Sections 2.01, 2.03 and 10.01 of the Base Indenture provide, among other things, that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture for, among other things, the purpose of establishing the designation, form, terms and provisions of Debt Securities (as defined in the Base Indenture) of any series as permitted by Sections 2.01, 2.03 and 10.01 of the Base Indenture;

WHEREAS, the Company desires to establish and issue a new series of the Company’s 8.875% Senior Notes due 2019 (the “Initial Notes”) pursuant to the Base Indenture, as modified by this Supplemental Indenture, which Notes shall be senior unsecured obligations of the Company; and

WHEREAS, the Company desires to enter into a supplemental indenture pursuant to Sections 2.01, 2.03 and 10.01 of the Base Indenture to establish the designation, form, terms and provisions of the Notes and to make deletions, modifications and additions to the Base Indenture pertaining to the Notes, as contemplated by Sections 2.01, 2.03 and 10.01 of the Base Indenture;

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, for the benefit of each other and for the equal and proportionate benefit of the other parties and for the equal and ratable benefit of the holders of (i) the Initial Notes and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”), hereby enter into this Supplemental Indenture, which amends, modifies, supplements and restates (as applicable) the Base Indenture with respect to (and only with respect to) the Notes, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1        Definitions.

“Acquired Debt” means Debt (1) of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person.  Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II hereof and otherwise in compliance with the provisions of this Supplemental Indenture.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.  For purposes of Section 4.11, any Person directly or indirectly owning 15% or more of the outstanding Capital Interests of the Company will be deemed an Affiliate.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)           1.0% of the principal amount of such Note; and

(2)           the excess, if any, of:

(a)           the present value at such redemption date of (i) the redemption price of such Note at August 15, 2014 (such redemption price being set forth in the table in Section 3.7(i)) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through August 15, 2014 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)           the principal amount of such Note.

“Asset Acquisition” means:

(a)           an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b)           the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person in any single transaction or series of transactions of:

(i)           Capital Interests in another Person (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(ii)           any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(a)           any asset disposition permitted by Article V that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b)           any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $20.0 million;

(c)           sales or other dispositions of cash or Eligible Cash Equivalents;

(d)           sales of interests in Unrestricted Subsidiaries;

(e)           the sale and leaseback of any assets within 90 days of the acquisition thereof;

(f)           the disposition of assets that, in the good faith judgment of the Company, are no longer used or useful in the business of such entity;

(g)           a Restricted Payment or Permitted Investment that is otherwise permitted by this Supplemental Indenture;

(h)           any trade-in of equipment in exchange for other equipment; provided, however, that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal to or greater than the equipment being traded in;

(i)           the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(j)           leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Supplemental Indenture;

(k)           any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Restricted Subsidiary;

(l)           dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(m)           licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business;

(n)           any transfer of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction; or

(o)           sales of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof, including cash or other financial accommodation, such as the provision of letters of credit by such Receivable Subsidiary on behalf of or for the benefit of the transferor of such accounts receivable, in an amount at least equal to 75% of the Fair Market Value thereof (for the purposes of this clause (o), Purchase Money Notes will be deemed to be cash).

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Asset Sale Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.10 to all Holders.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Law” means Title 11 of the U.S. Code or any similar federal or state bankruptcy, insolvency or similar law.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Business Day” means any day other than a Legal Holiday.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation of a Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto, other than the Global Notes.

“Change of Control” means:

(1)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company,

(2)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office,

(3)           the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to a Person,

(4)           the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Interests of the Company or such other Person are converted into, or exchanged for, cash, securities or other property, other than any such transaction where Voting Interests of the Company outstanding immediately prior to such transaction are converted into, or exchanged for, Voting Interests (other than Redeemable Capital Interests and Preferred Interests) of the surviving or transferee Person constituting 50% or more of the outstanding shares of such Voting Interests of such surviving or transferee Person immediately after giving effect to such issuance, or

(5)           the adoption of a plan relating to the Company’s liquidation or dissolution.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Commission” means the Securities and Exchange Commission and any successor thereto.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Company” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Supplemental Indenture and, thereafter, means the successor thereto.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

                (i)the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (in the case of clauses (b) through (g), inclusive, to the extent Consolidated Net Income has been reduced thereby):

(a)           Consolidated Net Income;

(b)           Consolidated Non-cash Charges;

(c)           Consolidated Interest Expense;

(d)           Consolidated Income Tax Expense;

(e)           any expenses or charges related to any equity offering, Permitted Investment, recapitalization or Incurrence of Debt permitted to be made under this Supplemental Indenture (whether or not successful) or related to the offering of the Initial Notes issued on the Issue Date;

(f)           any net loss from discontinued operations; and

(g)           any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Interests of the Company (other than Redeemable Capital Interests and Preferred Interests); less

                (ii)(x) net income from discontinued operations and (y) the amount of extraordinary, non-recurring or unusual gains.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated Cash Flow Available for Fixed Charges of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

                (i)the Incurrence of any Debt of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) and the repayment of other Debt, other than the Incurrence or repayment of Debt in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

                (ii)any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring, assuming or otherwise being liable for Acquired Debt and also including any Consolidated Cash Flow Available for Fixed Charges attributable to the assets which are the subject of the Asset Acquisition) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the Incurrence, assumption or liability for any such Acquired Debt) occurred on the first day of the Four Quarter Period.

For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include operating expense reductions for such period resulting from the asset sale or Asset Acquisition (as determined in accordance with GAAP) for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six (6) months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided, however, that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Officers executing such Officers’ Certificate at the time of such execution.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

                (i)interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date;

                (ii)if interest on any Debt actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(iii)            notwithstanding clause (i) or (ii) above, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

                (i)Consolidated Interest Expense; and

                (ii)the product of (a) all dividends and other distributions accrued during such period in respect of Redeemable Capital Interests and Preferred Interests of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Interests), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Income Tax Expense” means, with respect to any Person for any period,  the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

                (i)the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)           any amortization of debt discount;

(b)           the net cost under any Hedging Obligation or Swap Contract in respect of interest rate protection (including any amortization of discounts);

(c)           the interest portion of any deferred payment obligation;

(d)           all commissions, discounts and other fees and charges owed with respect to financing activities or similar activities; and

(e)           all accrued interest;

                (ii)the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

                (iii)all capitalized interest of such Person and its Restricted Subsidiaries for such period;

less interest income of such Person and its Restricted Subsidiaries for such period; provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses and (II) any expensing of interim loan commitment and other financing fees.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(A)           excluding, without duplication

                (i)all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), income, expenses or charges;

                (ii)the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries; provided that for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

                (iii)        gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

                (iv)        the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis;

                (v)solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of Section 4.7, the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided that for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

                (vi)        any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

                (vii)       any fees and expenses paid in connection with the issuance of the Initial Notes on the Issue Date;

                (viii)      non-cash compensation expense Incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

                (ix)         any net after-tax gains or losses attributable to the early extinguishment or conversion of Debt;

                (x)any non-cash impairment charges or asset write-off or write-down resulting from the application of Financial Accounting Standards Board Accounting Standards Codification 350, “Intangibles — Goodwill and Other” or Financial Accounting Standards Board Accounting Standards Codification 360, “Property, Plant and Equipment,” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations” or any related subsequent Statement of Financial Accounting Standards;

                (xi)         non-cash gains, losses, income and expenses resulting from fair value accounting required by Financial Accounting Standards Board Accounting Standards Codification 815, “Derivatives and Hedging” or any related subsequent Statement of Financial Accounting Standards;

                (xii)        accruals and reserves that are established within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP (provided that if any such accruals or reserves represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Consolidated Net Income to such extent);

                 (xiii)      any fees, expenses, charges or Integration Costs Incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, Incurrence or repayment of Debt (including such fees, expenses or charges related to any Credit Facility), issuance of Capital Interests, refinancing transaction or amendment or modification of any debt instrument, and including, in each case, any such transaction undertaken but not completed, and any charges or non-recurring merger or acquisition costs Incurred during such period as a result of any such transaction, in each case whether or not successful;

                 (xiv)     any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses related to currency remeasurements of Debt (including any net gain or loss resulting from obligations under Hedging Obligations for currency exchange risk) and any foreign currency translation gains or losses;

                 (xv)      any accruals and reserves that are established for expenses and losses, in respect of equity-based awards compensation expense (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

                (xvi)      any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Supplemental Indenture, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

                (xvii)     to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption; and

(B)           including, without duplication, dividends and distributions from joint ventures actually received in cash by the Company.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means the Credit Agreement dated as of October 29, 2007 among Olin Corporation and PCI Chemicals Canada Company/Société PCO Chimie Canada, as Borrowers, Citibank, N.A. as administrative agent, and the other agents and lenders named therein, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (i) or (xvi) of the definition of the term “Permitted Debt”), or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Credit Facilities” means one or more (i) credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving loans or term loans or the issuance of letters of credit or bankers’ acceptances, (ii) note purchase agreements and indentures providing for the sale of debt securities and (iii) agreements that Refinance any Debt Incurred under any agreement described in clause (i) or (ii) or this clause (iii), including in each case any successor or replacement agreement or agreements or indentures.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:  (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities Incurred in the normal course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all reimbursement obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person; provided, however that such obligations shall not constitute Debt except to the extent drawn and not repaid within five Business Days; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person; (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person or Preferred Interests in Restricted Subsidiaries of such Person at the time of determination; (vii) any Swap Contracts and Hedging Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt.  For purposes of the foregoing:  (a) the maximum fixed repurchase price of any Redeemable Capital Interests or Preferred Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests or Preferred Interests as if such Redeemable Capital Interests or Preferred Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this Supplemental Indenture; provided, however, that, if such Redeemable Capital Interests or Preferred Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests or Preferred Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (vii) is the net amount payable (after giving effect to permitted set-off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (e) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; (f) interest, fees, premium and expenses and additional payments, if any, will not constitute Debt; and (g) amounts outstanding under any Qualified Receivables Transaction shall constitute Debt.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.  If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the amount of Debt of such Person shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in the Base Indenture as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to the Base Indenture, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“DTC” means The Depository Trust Company.

“Eligible Bank” means a bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States of America, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P.

“Eligible Cash Equivalents” means any of the following Investments:  (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles, provided that such Investments have one of the two highest ratings obtainable from either S&P’s or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds 95% of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Company management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Interests (other than Redeemable Capital Interests and Preferred Interests) of the Company;

provided, however that (i) such net cash proceeds will be designated by the Company as “Excluded Contributions” in an Officers’ Certificate delivered to the Trustee and the net cash proceeds so designated will be excluded from the calculation set forth in clause (c) of the first paragraph of Section 4.7.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Company, which determination will be conclusive absent manifest error.  In the case of a transaction between the Company, on the one hand, and a Receivable Subsidiary, on the other hand, if the Company determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and the Company during the course of such transaction.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary other than a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Note Legend” means the legend identified as such in Section 2.15(a) of the Base Indenture.

“Global Notes” means the Notes in global form and registered in the name of the Depositary or its nominee that are in the form of Exhibit A attached hereto.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non-payment) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).  No Guarantees will be issued in connection with the initial offering and sale of the Notes.

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of this Supplemental Indenture and its respective successors and assigns.  No Guarantees will be issued in connection with the initial offering and sale of the Notes.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person.  Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company.  “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing.  A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt.  In addition, the following shall not be deemed a separate Incurrence of Debt:

(1)           amortization of debt discount or accretion of principal with respect to a non-interest-bearing or other discount security;

(2)           the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3)           the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4)           unrealized losses or charges in respect of Hedging Obligations.

“Indenture” means the Base Indenture, as amended and supplemented by this Supplemental Indenture and any other supplemental indentures thereto.

“Integration Costs” means, with respect to any acquisition, all costs relating to the integration of the acquired business or operations into the Company’s, including labor costs, consulting fees, travel costs and any other expenses relating to the integration process.

“Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following:  (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude:  (a) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

“Investment Grade Rating” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

“Issue Date” means August 19, 2009.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of:  (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that:  (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Non-Recourse Receivable Subsidiary Indebtedness” has the meaning set forth in the definition of “Receivable Subsidiary.”

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means any guarantee of the Notes by any Guarantor pursuant to a supplemental indenture.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at its address appearing in the register of the Notes kept by the Registrar (as defined in the Base Indenture) on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Supplemental Indenture).  Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date.  The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.  The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.  The Offer shall also state:

(1)           the Section of this Supplemental Indenture pursuant to which the Offer to Purchase is being made;

(2)           the Expiration Date and the Purchase Date;

(3)           the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4)           the purchase price to be paid by the Company for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to this Supplemental Indenture) (the “Purchase Price”);

(5)           that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6)           the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)           that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)           that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)           that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10)         that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11)         that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and

(12)         if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, and which opinion shall be addressed to the Trustee in its capacity as such, and shall comply with any applicable provisions herein.  The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Pari Passu Debt” means the Notes and any Debt which ranks pari passu in right of payment to the Notes.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, covenant defeasance or similar payment with respect to, any Notes on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of properties or assets (other than securities) that are used or useful in a Permitted Business or a combination of such assets and cash or Eligible Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, however, that any cash and Eligible Cash Equivalents must be applied in accordance with Section 4.10.

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company.

“Permitted Debt” means

                (i)  Debt Incurred pursuant to any Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed (x) the greater of (1) $240.0 million and (2) an amount equal to the sum of (i) 65% of the book value of inventory plus (ii) 85% of the book value of receivables, in each case of the Company and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP as of the last day of the last full fiscal quarter for which financial statements are available, minus (y) any amount used to permanently repay such Obligations (or permanently reduce commitments with respect thereto) pursuant to Section 4.10;

                (ii) Debt under the Notes issued on the Issue Date;

                (iii)Guarantees of the Notes;

                (iv)Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than clauses (i), (ii) or (iii) above);

                (v) Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be Incurred under this Supplemental Indenture;

                (vi)Guarantees by any Restricted Subsidiary of Debt of the Company, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement; provided, however, that (a) such Debt is permitted to be Incurred under this Supplemental Indenture; (b) the Company substantially contemporaneously complies with Section 4.17; and (c) such Guarantees are subordinated to the Notes to the same extent, if any, as the Debt being Guaranteed;

                (vii)        Debt Incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or Incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

                (viii)       Debt under Swap Contracts and Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

                (ix)Debt owed by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or to any other Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of this Supplemental Indenture;

                (x)           Debt of the Company or a Guarantor pursuant to Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt, and any Refinancing Debt that Refinances any Debt Incurred pursuant to this clause (x); provided, however, that the aggregate principal amount of all Debt Incurred under this clause (x) and outstanding at any time may not exceed $35.0 million in the aggregate;

                (xi)Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under this Supplemental Indenture;

                (xii)         the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Redeemable Capital Interests or Preferred Interests; provided, however, that:

(a)           any subsequent issuance or transfer of Capital Interests that results in any such Redeemable Capital Interests being held by a Person other than the Company or a Restricted Subsidiary; and

(b)           any sale or other transfer of any such Redeemable Capital Interests to a Person that is not either the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such Redeemable Capital Interests by such Restricted Subsidiary that was not permitted by this clause (xii);

                (xiii)        Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of Incurrence;

                (xiv)        Debt of the Company or a Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $75.0 million at any time outstanding;

                (xv)         Purchase Money Notes Incurred by any Receivable Subsidiary that is a Restricted Subsidiary in a Qualified Receivables Transaction and Non-Recourse Receivable Subsidiary Indebtedness; provided, however, that the aggregate amounts Incurred and outstanding under all Qualified Receivables Transactions shall not exceed $100.0 million;

                (xvi)        Debt of Foreign Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding; and

    (xvii)       Refinancing Debt that Refinances Coverage Debt or Debt Incurred pursuant to clauses (ii), (iv) or this clause (xvii) of this definition of “Permitted Debt.”

“Permitted Investments” means:

(a)           Investments in existence on the Issue Date;

(b)           Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(c)           Investments in cash and Eligible Cash Equivalents;

(d)          Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the normal course of business;

(e)           Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(f)           Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound up into, the Company or a Restricted Subsidiary;

(g)          Swap Contracts and Hedging Obligations;

(h)          receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(i)           Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(j)           Investments by the Company or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed $50.0 million at any one time outstanding;

(k)           loans and advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $5.0 million in the aggregate at any one time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(l)           Investments the payment for which consists solely of Capital Interests of the Company;

(m)         any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.10 or any other disposition of property not constituting an Asset Sale;

(n)           payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(o)           Guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary (other than a Receivable Subsidiary) of Debt otherwise permitted by Section 4.9; provided that the Company substantially contemporaneously complies with Section 4.17;

(p)           any Investment by the Company or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Interests; and

(q)           other Investments in any Person that is a joint venture engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) since the Issue Date and existing at the time the Investment which is the subject of the determination was made, not to exceed $10.0 million in any calendar year; provided, however, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of Investments pursuant to this clause (q) not to exceed $20.0 million in any calendar year.

“Permitted Liens” means:

(a)           Liens existing at the Issue Date;

(b)           Liens that secure (A) Credit Facilities Incurred pursuant to clause (i) of the definition of “Permitted Debt” and (B) fees, expenses and other amounts payable under such Credit Facilities or payable pursuant to cash management agreements or agreements with respect to similar banking services relating to such Credit Facilities and permitted under the agreements related thereto;

 (c)          any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

(d)          any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e)           survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;

(f)           pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations Incurred in the normal course of business consistent with industry practice; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g)          Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not created or Incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(h)          Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary thereof;

(i)           Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in clauses (a), (b), (g) and (u) hereof; provided, however, that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

(j)           Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business;

(k)           licenses of intellectual property granted in the ordinary course of business;

(l)           Liens to secure Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt permitted to be Incurred pursuant to clause (x) of the definition of “Permitted Debt”; provided, however, that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date (or any facility which such assets constitute a part of) with the proceeds of such Capital Lease Obligation, Synthetic Lease Obligation or Purchase Money Debt;

(m)          Liens in favor of the Company or any Guarantor

(n)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(o)           Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(p)           Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(q)           Liens securing judgments for the payment of money not constituting an Event of Default under clause (6) of Section 6.1 so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(r)            leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

(s)           any interest of title of an owner of equipment or inventory on loan or consignment to the Company or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(t)           deposits in the ordinary course of business to secure liability to insurance carriers;

(u)           Liens securing the Notes and the Note Guarantees;

(v)           Liens on the Capital Interests of a Receivable Subsidiary and Liens on accounts receivable and assets related thereto described in the definition of “Qualified Receivables Transaction,” in each case, Incurred in connection with a Qualified Receivables Transaction pursuant to clause (xv) of the definition of “Permitted Debt”;

(w)          Liens securing Hedging Obligations and Swap Contracts so long as any related Debt is permitted to be Incurred under this Supplemental Indenture;

(x)           options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Supplemental Indenture;

(y)           Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions in an amount not to exceed $5.0 million;

(z)           (i) set-off rights not otherwise set forth in clause (p) above, or (ii) Liens arising in connection with repurchase agreements that constitute Investments;

(aa)         Liens not otherwise permitted under this Supplemental Indenture in an aggregate amount not to exceed $25.0 million; and

(bb)        Liens on assets of Foreign Restricted Subsidiaries that secure Debt Incurred pursuant to clause (xvi) of the definition of “Permitted Debt.”

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Prospectus Supplement” means the Prospectus Supplement dated August 14, 2009 to the Prospectus dated December 12, 2008 relating to the initial offering and sale of the Notes.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt

                (i) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

                (ii)that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (or any facility which such assets constitute a part of);

in either case that does not exceed 100% of the cost.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary issued to the Company or any Restricted Subsidiary to pay all or a portion of the purchase price of receivables and assets related thereto described in the definition of “Qualified Receivables Transaction” that are purchased in connection with a Qualified Receivables Transaction. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to the Company of at least $25.0 million or (ii) a private equity offering of Qualified Capital Interests of the Company other than (x) any such public or private sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1)           that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries, including providing letters of credit on behalf of or for the benefit of the Company and/or its Restricted Subsidiaries;

(2)           that is designated by the Board of Directors as a Receivable Subsidiary pursuant to an Officers’ Certificate that is delivered to the Trustee;

(3)           that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with Section 4.18;

(4)           no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings, or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Indebtedness”);

(5)           with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in connection with a Qualified Receivables Transaction, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary or any letters of credit provided by such Receivable Subsidiary on behalf of or for the benefit of the Company or any Restricted Subsidiary; and

(6)           with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests.  Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a Change of Control or an Asset Sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 4.7.  The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Supplemental Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Debt” means Debt that Refinances any Debt Incurred by the Company or any Restricted Subsidiary pursuant to the terms of this Supplemental Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

                (i)  the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being Refinanced if such Debt was subordinated to the Notes,

                (ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being Refinanced or (b) at least 91 days after the maturity date of the Notes,

                (iii)the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced,

                (iv)such Refinancing Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) with respect to the Debt being Refinanced, and

                (v)such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being Refinanced, except that the Company may Incur Refinancing Debt to Refinance Debt of any Restricted Subsidiary of the Company.

“Restricted Payment” is defined to mean any of the following:

(a)           any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company (other than

                (i)dividends, distributions or payments made solely in Qualified Capital Interests in the Company and

                (ii)dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis);

(b)          any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary (other than a payment made solely in Qualified Capital Interests in the Company);

(c)           any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof;

(d)           any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e)           any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Supplemental Indenture.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Company or a Restricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

 “Special Purpose Financing Subsidiary” means any Subsidiary of the Company created solely for the purposes of, and whose sole activities shall consist of, acquiring and financing securitization transferred assets pursuant to a receivables facility, and any other activity incidental thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that is a Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligations” means any monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy or insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2014; provided, however, that if the period from the redemption date to August 15, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” has the meaning set forth in the preamble to this Supplemental Indenture until a successor replaces it in accordance with the applicable provisions of this Supplemental Indenture and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)           any Subsidiary designated as such by an Officers’ Certificate as set forth in Section 4.18 where neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt, but excluding in the case of a Receivable Subsidiary any Standard Securitization Undertakings or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary (except in the case of a Receivable Subsidiary any Standard Securitization Undertakings); and

(2)           any Subsidiary of an Unrestricted Subsidiary.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

SECTION 1.2        Other Definitions

Term	Defined in Section
“Affiliate Transaction”	4.11
“Base Indenture”	Recitals
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“covenant defeasance”	8.3
“Coverage Debt”	4.9
“defeasance”	8.2
“Discharge”	8.2
“Event of Default”	6.1
“Excess Proceeds”	4.10
“Expiration Date”	3.9
“Initial Notes”	Recitals
“Notes”	Recitals
“Offer Amount”	3.9
“Purchase Date”	3.9
“redemption date”	3.1
“Supplemental Indenture”	Recitals
“Surviving Entity”	5.1

SECTION 1.3    Incorporation by Reference of Trust Indenture Act

Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Supplemental Indenture.

The following TIA term used in this Supplemental Indenture has the following meaning:

“obligor” on the Notes means the Company and each Guarantor and any successor obligor upon the Notes or Note Guarantees.

All other terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.4        Rules of Construction

Unless the context otherwise requires:

(1)   a term has the meaning assigned to it herein;

(2)   an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP or a successor to GAAP;

(3)   “or” is not exclusive;

(4)    words in the singular include the plural, and in the plural include the singular;

(5)    unless otherwise specified, any reference to a Section or an Article refers to such Section or Article of this Supplemental Indenture;

(6)    provisions apply to successive events and transactions; and

(7)    references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

ARTICLE II

THE NOTES

SECTION 2.1  Creation of Series of Securities.  Pursuant to Section 2.03 of the Base Indenture, there is hereby created a new series of Debt Securities (as defined in the Base Indenture) designated as the “8.875% Senior Notes due 2019” in an unlimited aggregate principal amount.  On the Issue Date, the Company will issue $150,000,000 in aggregate principal amount of the Notes.

SECTION 2.2  Terms of the Notes.  Pursuant to Section 2.01 of Article Two of the Base Indenture, the Notes shall be substantially in the form annexed hereto as Exhibit A.  The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Supplemental Indenture.  Subject to compliance with Section 4.9, the Company shall be entitled to issue Additional Notes under this Supplemental Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto; provided that such issuance is not prohibited by the terms of this Supplemental Indenture, including Section 4.9.  The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Supplemental Indenture and the Base Indenture.  The Initial Notes issued on the Issue Date will be represented by one or more Global Notes in the name of Cede & Co., as a nominee of the Depositary, The Depository Trust Company.  The Notes shall be in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

With respect to any Additional Notes, in addition to any other requirements set forth in the Base Indenture, the Company shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(i)   the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture;

(ii)    the issue price, the issue date and the CUSIP number of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code; and

(iii)   whether such Additional Notes will be issued as Global Notes or as Certificated Notes and whether and to what extent the Additional Notes will contain additional legends.

SECTION 2.3  Exchange of Global Notes for Certificated Notes.  Section 2.15 of Article Two of the Base Indenture is hereby supplemented, solely with respect to that series of Debt Securities (as defined in the Base Indenture) which consists of the Notes, to add the following provisions:

(a)   Transfers of Interests in Global Notes for Certificated Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by the Depositary to a successor Depositary or a nominee of such successor Depositary.  Global Notes shall be exchanged by the Company for Certificated Notes if (i) the Depositary (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in each case, a successor depositary is not appointed; (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or (iii) there has occurred and is continuing a Default or an Event of Default with respect to the Notes entitling the Holder to accelerate the maturity of the Notes.  Upon the occurrence of either of the preceding events in (i), (ii) or (iii) above, Certificated Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.09 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to the first sentence of this paragraph (a) or Section 2.08 or 2.09 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this paragraph (a).

(b)   Legends.  Each Global Note issued under this Supplemental Indenture shall bear a legend in substantially the form as specified in Section 2.15 of the Base Indenture and any other appropriate legends specified in an Officers’ Certificate.

(c)   Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of the Base Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

SECTION 2.4  Defaulted Interest.  If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1 hereof.  The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date.  At least fifteen (15) days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1        Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, it shall furnish to the Trustee, at least forty-five (45) days (or such shorter period as is acceptable to the Trustee) before a date fixed for redemption (the “redemption date”), an Officers’ Certificate setting forth (i) the section of this Supplemental Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price.  If the Redemption Price is not known at the time such notice is to be given, the actual Redemption Price, calculated as described in the terms of the Notes to be redeemed, will be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than one Business Day prior to the redemption date.

If the Company is required to make an Offer to Purchase pursuant to Section 4.10 or 4.14 hereof, it shall furnish to the Trustee, at least forty-five (45) days (or such shorter period as is acceptable to the Trustee) before the scheduled purchase date, an Officers’ Certificate setting forth (i) the section of this Supplemental Indenture pursuant to which the offer to purchase shall occur, (ii) the terms of the offer, (iii) the principal amount of Notes to be purchased, (iv) the purchase price and (v) the purchase date and further setting forth a statement to the effect that (a) the Company or one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $25.0 million or (b) a Change of Control has occurred, as applicable.

SECTION 3.2        Selection of Notes to Be Redeemed.

The Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (and in a manner that complies with applicable requirements of the Depositary); provided that no Notes of $2,000 or less shall be redeemed in part.  Notices of redemption shall be sent electronically (to the extent permitted by applicable procedures or regulations) or mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note.  Notes called for redemption become due on the date fixed for redemption.  On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.  The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes selected for redemption.  The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of the Notes that have denominations larger than $2,000; provided that no Notes of less that $2,000 remain outstanding after such redemption.

SECTION 3.3        Notice of Redemption.

Subject to the provisions of Section 3.9, at least 30 days but not more than 60 days before a redemption date, the Company shall send or cause to be sent by electronic transmission (to the extent permitted by applicable procedures or regulations) or by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1)    the redemption date;

(2)    the Redemption Price;

(3)    if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)    the name, telephone number and address of the Paying Agent;

(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6)    that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)    the paragraph of the Notes and/or Section of this Supplemental Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)    that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee at least 45 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notices as provided in the preceding paragraph.  The notice sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice.  In any case, failure to give such notice by electronic transmission or by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4        Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest, if any, to such date.  A notice of redemption may not be conditional.

SECTION 3.5        Deposit of Redemption of Purchase Price.

On or before 12:00 noon (New York City time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or 4.14, the Company shall deposit with the Trustee or with the Paying Agent (other than the Company or an Affiliate of the Company) money sufficient to pay the Redemption Price of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Notes called for redemption or tendered in an Asset Sale Offer or Change of Control Offer are paid or if the Company has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Asset Sale Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered).  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1 hereof.

SECTION 3.6        Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the written request of an authorized officer of the Company, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.7        Optional Redemption.

(i)  The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after August 15, 2014 upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Redemption Price
2014	104.438%
2015	102.958%
2016	101.479%
2017 and thereafter	100.000%

(ii)   Prior to August 15, 2012, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 108.875% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(iii)          The Notes may be redeemed, in whole or in part, at any time prior to August 15, 2014 at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder of Notes at its registered address, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(iv)          The Company may, at any time and from time to time, purchase Notes in the open market or otherwise, subject to compliance with this Supplemental Indenture and compliance with all applicable securities laws.

SECTION 3.8        Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.9        Offer to Purchase.

In the event that the Company shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer or a Change of Control Offer, the Company shall follow the procedures specified below.

Unless otherwise required by applicable law, an Offer to Purchase shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase, which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of delivering of such Offer to Purchase, and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date.  On the Purchase Date, the Company shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 hereof or Section 4.14 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.  If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase.  The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee in its sole discretion) prior to the delivering of the Offer to Purchase of the Company’s obligation to make an Offer to Purchase, and the Offer to Purchase shall be sent electronically or mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.  The Offer to Purchase shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 12:00 noon (New York City time) on each Purchase Date, the Company shall irrevocably deposit with the Trustee or Paying Agent (other than the Company or an Affiliate of the Company) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9.  On the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.9.  The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, plus accrued and unpaid interest, if any, thereon, and the Company shall promptly issue a new Note, and the Trustee, at the written request of the Company, shall authenticate and mail or deliver at the expense of the Company such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered; provided that each such new Note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

The Company shall comply with the requirements of any applicable securities laws and any regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer or Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with Sections 3.9, 4.10 or 4.14 of this Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under Section 3.9, 4.10 or 4.14, as applicable, by virtue of such compliance.

Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

ARTICLE IV

COVENANTS

SECTION 4.1        Payment of Notes.

(a)  The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 12:00 noon (New York City time), money deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b)  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.2        Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar (as defined in the Base Indenture) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  The Company initially appoints the Trustee such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Company hereby appoints the Trustee its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

SECTION 4.3        Provision of Financial Information.

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of Notes, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors.  In addition, the Company will, for so long as any Notes remain outstanding, furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

SECTION 4.4        Compliance Certificate.

The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under the Indenture (including, with respect to any Restricted Payments made during such year, the basis upon which the calculations required by Section 4.7 hereof were computed, which calculations may be based upon the Company’s latest available financial statements), and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5        Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6        Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Supplemental Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7        Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a)   no Default shall have occurred and be continuing or will occur as a consequence thereof;

(b)           after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of Coverage Debt under Section 4.9; and

(c)   after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (vii) of the next succeeding paragraph) shall not exceed the sum (without duplication) of:

(1)           50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first full fiscal quarter during which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(2)           100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the initial issuance of the Notes either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt, Redeemable Capital Interests or Preferred Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Company and other than Excluded Contributions), plus

(3)           to the extent that any Investment (other than Permitted Investments or Investments in Unrestricted Subsidiaries) that was made on and after the Issue Date is sold for cash or otherwise disposed of, liquidated, redeemed, repurchased or repaid for cash or other assets or to the extent that the Company otherwise realizes any proceeds on the sale of such Investment or proceeds representing the return of capital on such Investment, the lesser of (i) the initial amount of such Investment, or (ii) to the extent not otherwise included in the calculation of Consolidated Net Income of the Company for such period, the net cash return of capital or net Fair Market Value of return of capital with respect to such Investment, less the cost of any such disposition or liquidation, plus

(4)           to the extent that any Unrestricted Subsidiary of the Company designated as such on and after the Issue Date is redesignated as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

Notwithstanding whether the foregoing provisions would prohibit the Company and its Restricted Subsidiaries from making a Restricted Payment, the Company and its Restricted Subsidiaries may make the following Restricted Payments:

(i)            the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment was permitted by the provisions of this Section 4.7;

(ii)           the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Qualified Capital Interests of the Company;

(iii)          the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with this Supplemental Indenture or (y) of Qualified Capital Interests of the Company;

(iv)     the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company held by employees or former employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Capital Interests were issued; provided, however, that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $2.5 million in any calendar year; provided further, however, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (iv) not to exceed $5.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Company to employees of the Company and its Restricted Subsidiaries that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of this Section 4.7; plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (iv) in any calendar year);

(v)       repurchase of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities;

(vi)     cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

(vii)         the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with Section 4.9;

(viii)        upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those contained in Section 4.10 and Section 4.14 at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided, however, that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(ix)          to the extent no Default in any payment in respect of principal or interest under the Notes or the Credit Agreement or Event of Default has occurred and is continuing or will occur as a consequence thereof, the payment of regular cash quarterly dividends on the Company’s common stock in an amount not to exceed in any calendar year $0.80 per share of outstanding common stock; provided, however, that in no event shall the amount of dividends paid in any calendar year under this clause (ix) exceed $70.0 million;

(x)           Restricted Payments that are made with Excluded Contributions; and

(xi)          to the extent no Default in any payment in respect of principal or interest under the Notes or the Credit Agreement or Event of Default has occurred and is continuing or will occur as a consequence thereof, other Restricted Payments not in excess of $25.0 million in the aggregate.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Guarantor in accordance with this Supplemental Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this Section 4.7, in each case to the extent such Investments would otherwise be so counted.

For purposes of this Section 4.7, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

SECTION 4.8         Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

Notwithstanding the foregoing, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a)           any encumbrance or restriction in existence on the Issue Date, including those required by the Credit Agreement or by any other agreement or documents entered into in connection with the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements or Refinancings of any of the foregoing agreements or documents; provided, however, that the amendments, modifications, restatements, renewals, increases, supplements or Refinancings, in the good faith judgment of the Company, are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or Refinancings thereof;

(b)          any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c)   any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d)          any encumbrance or restriction pursuant to an agreement effecting a permitted Refinancing of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such Reﬁnancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being Refinanced in the good faith judgment of the Company;

(e)           customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(f)           any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(g)          any encumbrance or restriction under this Supplemental Indenture, the Notes and the Note Guarantees;

(h)          any encumbrance or restriction under the sale of assets or Capital Interest, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions of or by that Subsidiary pending its sale or other disposition;

(i)            restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(j)            customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, sale and leaseback agreements and other similar agreements;

(k)           any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests were Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Debt, such Debt was permitted by the terms of this Supplemental Indenture to be Incurred;

(l)            purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph of this Section 4.8;

(m)          Liens otherwise permitted to be Incurred under this Supplemental Indenture, including pursuant to Section 4.12, that limit the right of the debtor to dispose of the assets subject to such Liens;

(n)          any Non-Recourse Receivable Subsidiary Indebtedness or other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivable Subsidiary or the receivables and assets related thereto described in the definition of Qualified Receivables Transaction which are subject to such Qualified Receivables Transaction; and

(o)          any other agreement governing Debt entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date.

Nothing contained in this Section 4.8 shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.12 or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with Section 4.9 and Section 4.12 hereof.

SECTION 4.9        Limitation on Incurrence of Debt.

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided, however, that the Company and any of the Guarantors may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be greater than 2.00 to 1.00 and (b) no Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt (any Debt Incurred pursuant to this provision being herein referred to as “Coverage Debt”).

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining any particular amount of Debt under this Section 4.9, (x) Debt outstanding under the Credit Agreement on the Issue Date shall at all times be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt,” (y) Debt outstanding under the Company’s existing accounts receivables facility on the Issue Date shall at all times be treated as Incurred pursuant to clause (xv) of the definition of “Permitted Debt” and (z) Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included.  For purposes of determining compliance with this Section 4.9, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including any Coverage Debt and any category of Permitted Debt, the Company, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt.  For purposes of determining compliance of any non-U.S. dollar-denominated Debt with this Section 4.9, the amount outstanding under U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of any term Debt, or first committed, in the cases of any revolving credit Debt, provided, however, that if such Debt is Incurred to Refinance other Debt denominated in the same or different currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed the principal amount of such indebtedness being Refinanced.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the form of additional Debt or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this Section 4.9.

The Company and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees, as the case may be, to at least the same extent; provided, however, that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination.

SECTION 4.10      Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of; and

(2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents.  For purposes of this provision, each of the following will be deemed to be cash:

(a)           any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion; and

(c)           any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(i)           to permanently repay (a) Debt under the Credit Facilities and, if the Obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto and/or (b) other Pari Passu Debt (provided that if the Company shall so reduce Obligations under other Pari Passu Debt, other than the Notes, the Company will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes);

(ii)          to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(iii)         to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets;

(iv)         to acquire other assets (other than inventory) that are used or useful in a Permitted Business;

(v)          to repay or repurchase Debt secured by the assets of the Company or any Restricted Subsidiaries; or

(vi)         any combination of the foregoing.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this Section 4.10 will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will, within 30 days, make an Offer to Purchase to all Holders of Notes (an “Asset Sale Offer”), and to all holders of other Pari Passu Debt containing provisions similar to those set forth in this Supplemental Indenture with respect to assets sales, equal to the Excess Proceeds.  The offer price for the Notes in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by this Supplemental Indenture and they will no longer constitute Excess Proceeds.  If the aggregate principal amount of Notes and other Pari Passu Debt tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated between the Notes and such other Pari Passu Debt based on the principal amount (or accreted value, if applicable) of the Notes and such other Pari Passu Debt tendered and the Trustee will select the Notes to be purchased on a pro rata basis among all Notes tendered (subject to the Depository Trust Company procedures).  Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of this Supplemental Indenture by virtue of such compliance.

SECTION 4.11      Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(i)    such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s-length transaction between the Company or such Subsidiary and an unaffiliated party;

(ii)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The foregoing limitations do not limit and shall not apply to:

(1)   Restricted Payments that are permitted by the provisions of this Supplemental Indenture pursuant to Section 4.7 and Permitted Investments permitted under this Supplemental Indenture;

(2)           the payment of reasonable and customary compensation and indemnities and other benefits to members of the Board of Directors of the Company or a Restricted Subsidiary who are outside directors;

(3)           the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith;

(4)           transactions between or among the Company and/or its Restricted Subsidiaries;

(5)   any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the Holders of the Notes in any material respect;

(6)           any contribution of capital to the Company;

(7)   transactions permitted by, and complying with, Section 5.1 hereof;

(8)   any transaction with a joint venture, partnership, limited liability company or other entity in the ordinary course of business that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(9)   transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company; and

(10)         transactions effected as part of a Qualified Receivables Transaction.

SECTION 4.12      Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, which Liens secure Debt, without securing the Notes or the applicable Note Guarantee, as the case may be, equally and ratably with (or prior to) the Debt secured by such Lien until such time as such Debt is no longer secured by such Lien; provided, however, that if the Debt so secured is subordinated by its terms to the Notes or such Note Guarantee, the Lien securing such Debt will also be so subordinated by its terms to the Notes and such Note Guarantees at least to the same extent.

SECTION 4.13      Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(i)            the consideration received in such Sale and Leaseback Transaction is at least equal to the Fair Market Value of the property sold,

(ii)           prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company and such Restricted Subsidiary comply with Section 4.9, and

(iii)          at or after such time the Company and such Restricted Subsidiary also comply with Section 4.10.

SECTION 4.14      Offer to Purchase upon Change of Control.

Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem all of the Notes in accordance with Section 3.7, the Company will make an Offer to Purchase (the “Change of Control Offer”) all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date (the “Change of Control Payment”).  For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 60 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase all outstanding Notes at the Purchase Price  and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer contemporaneously with or upon a Change of Control, in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given pursuant Section 3.7 of this Supplemental Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of the Notes as described in Section 3.9.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Change of Control provisions of this Supplemental Indenture by virtue of such compliance.

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

SECTION 4.15      Corporate Existence.

Subject to Section 4.14 and Article V hereof, as the case may be, the Company shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16      [Reserved].

SECTION 4.17      Note Guarantees.

The Company will not cause or permit (x) any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Debt of the Company or any other Restricted Subsidiary or (y) any of its domestic Restricted Subsidiaries to Incur Debt permitted to be Incurred under clause (i) of the definition of “Permitted Debt” unless, in each case of such clause (x) or (y), such Restricted Subsidiary:

(i)            within 5 Business Days of the date on which it Guarantees Debt of the Company or any of its Restricted Subsidiaries or Incurs such Debt, as applicable, executes and delivers to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall Guarantee (each, a “Note Guarantee”) all of the Company’s obligations under the Notes and this Supplemental Indenture on the terms substantially in the form of Exhibit B hereto and other terms contained in the applicable supplemental indenture and subject to the conditions contained in such supplemental indenture; and

(ii)           delivers to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture and Note Guarantee have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of this Supplemental Indenture until such Guarantee is released in accordance with the provisions of this Supplemental Indenture.  In the event of a sale or other transfer or disposition of all of the Capital Interests in any Guarantor to any Person that is not an Affiliate of the Company in compliance with the terms of this Supplemental Indenture, or in the event all or substantially all the assets or Capital Interests of a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of this Supplemental Indenture, then, without any further action on the part of the Trustee or any Holder, such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally cancelled, released and discharged of any obligations under its Note Guarantee, as evidenced by a supplemental indenture, written instrument or confirmation executed by the Trustee, upon request; provided, however that the Company delivers an Officers’ Certificate to the Trustee certifying that the net cash proceeds of such sale or other disposition will be applied in accordance with Section 4.10 and, if evidence of such cancellation, discharge or release is requested to be executed by the Trustee, an Officers’ Certificate and an Opinion of Counsel complying with Section 14.05 of the Base Indenture. The Company may cause any other Subsidiary of the Company to issue a Note Guarantee and become a Guarantor.

Each Note Guarantee by a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 4.18      Limitation on Creation of Unrestricted Subsidiaries.

The Company may designate any Subsidiary of the Company to be an Unrestricted Subsidiary as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

(x)           the Subsidiary to be so designated has total assets of $1,000 or less; or

(y)           the Company could make a Restricted Payment at the time of designation in an amount equal to the Fair Market Value of such Subsidiary pursuant to Section 4.7 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred pursuant to Section 4.9 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.12.

SECTION 4.19      Maintenance of Properties; Insurance; Books and Records.

(a)           The Company shall cause all material properties used or useful in the conduct of its business or the business of any of the Guarantors, if any, to be maintained and kept in good operating condition, repair and working order (ordinary wear and tear and casualty loss excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided that the Company shall not be obligated to make such repairs, renewals, replacements, betterments and improvements that would not result in a material adverse effect on the ability of the Company and the Guarantors, if any, to satisfy their obligations under the Notes, the Guarantees, if any, and this Supplemental Indenture.

(b)           The Company shall maintain, and shall cause the Guarantors, if any, to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size in the locations which such business is conducted, including property and casualty loss, workers’ compensation and interruption of business insurance.

(c)           The Company shall, and shall cause each Guarantor, if any, to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions of the Company and each of the Guarantors, if any, in accordance with GAAP.

SECTION 4.20      [Reserved].

SECTION 4.21      Suspension of Certain Covenants in Event of Investment Grade Rating.

During any period of time (a “Suspension Period”) that: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Supplemental Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the following provisions of this Supplemental Indenture, and during a Suspension Period, the Board of Directors of the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless the Board of Directors of the Company could have designated such Subsidiaries as Unrestricted Subsidiaries in compliance with this Supplemental Indenture assuming the covenants set forth below had not been suspended:

(a)          Section 4.7;

(b)          Section 4.8;

(c)          Section 4.9;

(d)          Section 4.10;

(e)          Section 4.11;

(f)   Section 4.17; and

(g)          clause (iii) of Section 5.1

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, (i) any outstanding Note Guarantee of a Subsidiary will automatically terminate unless at such time such Subsidiary would continue to Guarantee any other unsecured Debt of the Company (in which event such termination will be deferred until such time, if any, as such Subsidiary no longer has outstanding any Guarantee of any other unsecured Debt of the Company; provided that the applicable Suspension Period is still continuing) and (ii) the amount of Excess Proceeds shall be set at zero.

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any Suspension Period and, subsequently, (x) either one or both Rating Agencies withdraw their rating or downgrade the rating assigned to the Notes below the required Investment Grade Rating or (y) the Company or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and either one or both Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating (such date of withdrawal or downgrade in clause (x) or (y), a “Reinstatement Date”), then the Company and its Restricted Subsidiaries will after the Reinstatement Date again be subject to the Suspended Covenants with respect to future events for the benefit of the Notes.

On the Reinstatement Date, all Indebtedness Incurred, or Redeemable Capital Interests or Preferred Interests issued, during a Suspension Period will be subject to Sections 4.9 and 4.17.  To the extent such Indebtedness, Redeemable Capital Interests or Preferred Interests would not be so permitted to be Incurred or issued pursuant to Section 4.9, such Indebtedness, Redeemable Capital Interests and Preferred Interests will be deemed to have been outstanding on the Issue Date of the Notes, so that it is classified as permitted under clause (iv) of the definition of “Permitted Debt.”  To the extent Debt or Guarantees were Incurred prior to or during a Suspension Period, the Company shall on the Reinstatement Date comply with the Section 4.17.

Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.7 will be made as though such covenant had been in effect from the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of Section 4.7 to the extend provided therein.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Suspension Period (or on the Reinstatement Date or after a Suspension Period based solely on events that occurred during the Suspension Period).  In the event of the occurrence of any Covenant Suspension Event or Reinstatement Date, the Company shall provide notice of such occurrence to the Trustee.

ARTICLE V

SUCCESSORS

SECTION 5.1        Consolidation, Merger, Conveyance, Transfer or Lease.

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i)            either:  (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under this Supplemental Indenture; provided, however, that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii)   immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing or would result therefrom;

(iii)          immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of Coverage Debt under Section 4.9; and

(iv)         the Company delivers, or causes to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Supplemental Indenture.

Notwithstanding the foregoing, failure to satisfy the requirements of the preceding clauses (ii) and (iii) will not prohibit:

(a)           a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or

(b)           a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof;

so long as, in each case, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

For all purposes of this Supplemental Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Supplemental Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

SECTION 5.2        Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1 hereof, the successor corporation formed by such consolidation or into or with which the Company (and, if necessary, any co-issuer) is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Supplemental Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Supplemental Indenture with the same effect as if such successor Person had been named as the Company herein and when such successor Person duly assumes all the obligations and covenants of the Company pursuant to this Supplemental Indenture and the Notes the predecessor Person shall be relieved of all such obligations; provided, however, that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1        Events of Default.

Each of the following constitutes an “Event of Default”:

(1)   default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)   default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)   except as permitted by this Supplemental Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(4)   default in the performance, or breach, of any covenant or agreement of the Company or any Restricted Subsidiary in this Supplemental Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) or (3) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)   a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Significant Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $25.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay principal of, or interest or premium on, such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(6)   the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $25.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisﬁed for a period of 60 consecutive days; or

(7)   (i) the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)           commences a voluntary case,

(b)           consents to the entry of an order for relief against it in an involuntary case,

(c)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)           makes a general assignment for the benefit of its creditors, or

(e)           generally is not paying its debts as they become due; or

                (ii)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)           is for relief against the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)           appoints a custodian of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

(c)           orders the liquidation of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.2        Acceleration.

If an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) of Section 6.1 shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (7) of Section 6.1 occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

SECTION 6.3        Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Supplemental Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than as a result of an acceleration), which shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 6.4        Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it.  However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Supplemental Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 6.5        Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Supplemental Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

ARTICLE VII

[Reserved]

ARTICLE VIII

DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1        Option to Effect Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2(a) or 8.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2        Defeasance and Discharge.

(a)           Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2(a), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and any outstanding Note Guarantees terminated on the date the conditions set forth below are satisfied (hereinafter, “defeasance”).  For this purpose, defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of the Indenture referred to in clauses (a) and (b) below, and to have satisfied all of its other obligations under such Notes and the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(l) hereof; (b) the Company’s obligations with respect to such Notes under Sections 2.04, 2.05, 2.07, 2.08, 2.09, 2.15, 4.04 and 5.01 of the Base Indenture and Section 4.2 hereof; (c) the rights, powers, trusts, benefits and immunities of the Trustee, including without limitation thereunder, under Section 7.06 of the Base Indenture and Sections 8.5 and 8.7 hereof and the Company’s obligations in connection therewith; (d) the Company’s rights pursuant to Section 3.7 hereof; and (e) the provisions of this Article VIII.  Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2(a) notwithstanding the prior exercise of its option under Section 8.3 hereof.

(b)          The Company and the Guarantors, if any, may terminate their obligations under the Indenture with respect to the Notes when:

(1)   either:  (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2)   the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company with respect to the Notes;

(3)   the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5)   the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

SECTION 8.3        Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants contained in Sections 4.3, 4.4, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.17 and 4.18 and clause (iii) of Section 5.1 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, covenant defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of the Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(3), (5), (6) and (7) (with respect to any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary)) hereof shall not constitute Events of Default and any outstanding Note Guarantees shall terminate.

SECTION 8.4        Conditions to Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2(a) or 8.3 hereof to the outstanding Notes:

In order to exercise either defeasance or covenant defeasance:

(1)      the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes:  (A) money in an amount, or (B) U.S. government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Supplemental Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4)   no Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5)   such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Supplemental Indenture) to which the Company is a party or by which the Company is bound; and

(6)   the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) or (3) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.5        Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6 hereof, all money and non-callable U.S. government obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust, shall not be invested, and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. government obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any money or non-callable U.S. government obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.

SECTION 8.6        Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for one year after such principal and premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.7        Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. government obligations in accordance with Section 8.2(b) or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2(b) or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2(b) or 8.3 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1        Without Consent of Holders of the Notes.

Notwithstanding Section 9.2 of this Supplemental Indenture, without the consent of any Holders, the Company, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture and the Note Guarantees for any of the following purposes with respect to the Notes (and only with respect to the Notes):

(1)   to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture, the Note Guarantees and the Notes;

(2)   to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3)   to add additional Events of Default;

(4)   to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5)   to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6)   to provide for or confirm the issuance of additional debt securities in accordance with the terms of the Indenture;

(7)   to add a Guarantor, establish the terms of Note Guarantees or to evidence the release of a Guarantor in accordance with the Indenture;

(8)   to cure any ambiguity, defect, omission, mistake or inconsistency;

(9)   to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders of the Notes in any material respect, as determined in good faith by the Board of Directors of the Company;

(10)         to conform the text of this Supplemental Indenture or the Notes to any provision of the “Description of Notes” in the Prospectus Supplement to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”; or

(11)         to effect or maintain the qualification of the Indenture under the TIA.

SECTION 9.2        With Consent of Holders of Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, if any, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture applicable to the Notes or of the Notes or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein, with respect to the Notes (and only with respect to the Notes); provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)   change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(2)   reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3)   modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale,

(4)   modify or change any provision of the Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes,

(5)   modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(6)   release any Guarantees, if any, required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default with respect to the Notes (and only with respect to the Notes) under the Indenture and its consequences, except that the consent of all of the Holders of each outstanding Note affected thereby shall be required to waive a default:

(1)           in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2)           in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

SECTION 9.3        Compliance with Trust Indenture Act.

Every amendment or supplement to the Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4        Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.  If the Company fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 5.01 of the Base Indenture or (ii) such other date as the Company shall designate.

SECTION 9.5        Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

After any amendment, supplement or waiver becomes effective, the Company shall mail to Holders a notice briefly describing such amendment, supplement or waiver.  The failure to give such notice shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6        Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  In signing or refusing to sign any amendment or supplemental indenture the Trustee shall be entitled to receive and (subject to Section 7.01 of the Base Indenture) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Supplemental Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith, and that it will be valid and binding upon the Company and Guarantors, if any, in accordance with its terms.

ARTICLE X

APPLICATION OF SUPPLEMENTAL INDENTURE
AND CREATION OF THE INITIAL NOTES

SECTION 10.1      Application of This Supplemental Indenture.

Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including as provided in Section 10.2 below, are expressly and solely for the benefit of the Holders of the Notes and the Note Guarantees, if any.  The Initial Notes constitute a series of Debt Securities (as defined in the Base Indenture) as provided in Section 2.03 of the Base Indenture.  Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document.

SECTION 10.2      Effect of Supplemental Indenture.

With respect to the Notes only, the Base Indenture shall be supplemented pursuant to Section 10.01(f) thereof to establish the terms of the Notes as set forth in this Supplemental Indenture, including as follows:

(a)   Definitions.  The definitions set forth in Section 1.01 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article I of this Supplemental Indenture to the extent such terms are defined in both the Base Indenture and this Supplemental Indenture;

(b)   Provisions of General Application; Security Forms and Transfer and Exchange.  The provisions of Article Two of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), hereby supplemented by and shall be in addition to the provisions of Article II of this Supplemental Indenture;

(c)   Satisfaction and Discharge.  The provisions of Article Twelve of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), deleted and replaced in their entirety by the provisions of Article VIII of this Supplemental Indenture;

(d)   Events of Default.  The provisions of Section 6.01 and Section 6.06 of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), deleted and replaced in their entirety by the provisions of Article VI of this Supplemental Indenture;

(e)   Consolidation, Merger, Sale of Assets.  The provisions of Section 11.01and Section 11.02 of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), deleted and replaced in their entirety by the provisions of Article V of this Supplemental Indenture;

(f)   Supplemental Indentures.  The provisions of Article Ten (other than Section 10.03) of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), deleted and replaced in their entirety by the provisions of Article IX of this Supplemental Indenture;

(g)   Covenants.  The provisions of Article IV (other than Sections 4.03, 4.04 and 4.08) and Section 5.03 of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), deleted and replaced in their entirety by the provisions of Article IV of this Supplemental Indenture;

(h)   Redemption.  The provisions of Article Three of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), deleted and replaced in their entirety by the provisions of Article III of this Supplemental Indenture;

(i)   Form of Note.  Exhibit A of this Supplemental Indenture, with respect to the Notes (and only with respect to the Notes), shall be Exhibit A to the Indenture.

(j)   Form of Note Guarantee.  Exhibit B of this Supplemental Indenture, with respect to the Note Guarantees (and only with respect to the Note Guarantees), shall be Exhibit B to the Indenture.

To the extent that the provisions of this Supplemental Indenture (including those referred to in clauses (a) through (j) above) conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, solely with respect to the Notes.

Except as set forth above, the provisions of the Base Indenture shall remain in full force and effect.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1      The Supplemental Indenture.

The Base Indenture, as amended and modified by this Supplemental Indenture, hereby is in all respects ratified, confirmed and approved.  This Supplemental Indenture shall be construed in connection with and as part of the Base Indenture.

SECTION 11.2      Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 11.3  Recitals.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 11.4      Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 11.5      Indenture and Notes To Be Construed in Accordance with the Laws of the State of New York.

This Supplemental Indenture and each Note shall be deemed to be a New York contract and for all purposes shall be construed in accordance with the laws of said state.

The Trustee hereby accepts the trusts in this Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

OLIN CORPORATION

By:	/s/ Stephen C. Curley
Name: Stephen C. Curley
Title: Vice President and Treasurer

By:	/s/ Todd A. Slater
Name: Todd A. Slater
Title: Vice President and Controller

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

EXHIBIT A

FORM OF 8.875% SENIOR NOTE

(Face of Note)
8.875% Senior Notes due 2019

[Global Notes Legend]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

OLIN CORPORATION
8.875 % SENIOR NOTES DUE 2019

No. ____	CUSIP:
ISIN:

Olin Corporation promises to pay to Cede & Co., or registered assigns, the principal sum of               Dollars ($          ) on August 15, 2019.

Interest Payment Dates:  February 15 and August 15, beginning

Record Dates:  February 1 and August 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

In WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

OLIN CORPORATION

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes
referred to in the within-mentioned Indenture:
Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

(Reverse of Note)
8.875% Senior Notes due 2019
OLIN CORPORATION

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           Interest.  Olin Corporation, a Virginia corporation, or its successor (together, “Olin”), promises to pay interest on the principal amount of this Note (the “Notes”) at a fixed rate of 8.875% per annum.  Olin will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on February 15 and August 15 of each year, commencing on February 15, 2010 or, if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including August 19, 2009; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after August 19, 2009), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of the Notes, in which case interest shall accrue from the date of authentication.  Olin shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.  The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2)           Method of Payment.  Olin will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the February 1 and August 1 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.4 of the Supplemental Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and interest at the office or agency of Olin maintained for such purpose within or without the City and State of New York, or, at the option of Olin, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to Olin and the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon.  The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3)           Paying Agent and Registrar.  Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar.  Olin may change any Paying Agent or Registrar without notice to any Holder.  Olin or any of its Restricted Subsidiaries may act in any such capacity.

(4)           Indenture.  Olin issued the Notes under an Indenture, dated as of August 19, 2009 between Olin and the Trustee (the “Base Indenture”), as supplemented by the Supplemental Indenture dated August 19, 2009 (the “Supplemental Indenture” and, as so supplemented, the “Indenture”), between Olin and the Trustee.  The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”).  To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms.  The Notes issued on the Issue Date are senior unsecured obligations of Olin limited to $150,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium and interest on outstanding Notes as set forth in Paragraph 2 hereof.  The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

(5)           Optional Redemption.

(i)           The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after August 15, 2014 upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Redemption Price
2014	104.438%
2015	102.958%
2016	101.479%
2017 and thereafter	100.000%

(ii)           Prior to August 15, 2012, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 108.875% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(iii)          In addition, the Notes may be redeemed, in whole or in part, at any time prior to August 15, 2014 at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder of Notes at its registered address, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(6)           Mandatory Redemption.  Olin shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)           Repurchase at Option of Holder.

(a)           Upon the occurrence of a Change of Control, Olin will make an Offer to Purchase for all of the outstanding Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to but not including the date of purchase.  Within 60 days following any Change of Control, Olin will mail or deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b)           Upon the occurrence of certain Asset Sales, Olin may be required to Offer to Purchase the Notes.

(c)           Holders of the Notes that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from Olin prior to any related Purchase Date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8)           Notice of Redemption.  Notice of redemption shall be delivered at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part but only in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof), unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date, interest ceases to accrue on the Notes or portions hereof called for redemption.

(9)           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof.  The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Olin may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  Olin need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)         Persons Deemed Owners.  The registered holder of a Note may be treated as its owner for all purposes.

(11)         Defaults and Remedies.  Events of Default include:

(1)           default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)           default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)           except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any Guarantor or Olin not to be, in full force and effect and enforceable in accordance with its terms;

(4)           default in the performance, or breach, of any covenant or agreement of Olin or any Restricted Subsidiary in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clause (1), (2) or (3) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to Olin by the Trustee or to Olin and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)           a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by Olin or any Significant Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $25.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay principal of, or interest or premium on such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(6)           the entry against Olin or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $25.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisﬁed for a period of 60 consecutive days; or

(7)           (i) Olin, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)           commences a voluntary case,

(b)           consents to the entry of an order for relief against it in an involuntary case,

(c)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)           makes a general assignment for the benefit of its creditors, or

(e)           generally is not paying its debts as they become due; or

                (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)           is for relief against Olin or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)           appoints a custodian of Olin or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary for all or substantially all of the property of Olin or any of its Significant Subsidiaries; or

(c)           orders the liquidation of Olin or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(12)         Trustee Dealings with Olin.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Olin, the Guarantors, if any, or their respective Affiliates, and may otherwise deal with Olin, the Guarantors, if any, or their respective Affiliates, as if it were not the Trustee.

(13)         No Recourse Against Others.  No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of Olin, the Guarantors, if any, or any of their respective Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of Olin under the Notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.  Each Holder of the Notes by accepting the Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuances of such Notes.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of Olin or the Guarantors, if any, on the Notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

(14)         Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15)         Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16)         CUSIP, ISIN Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(17)         GOVERNING LAW.  THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES, IF ANY.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE NOTE GUARANTEES.

Olin shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Olin Corporation
190 Gondelet Plaza
Suite 1530
Clayton, Missouri 63105
Facsimile:  (314) 862-7406
Attention:  George H. Pain, Esq.

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

________________________
(Insert assignee’s soc. sec. or tax I.D. no.)
________________________
________________________
________________________
(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________________
to transfer this Note on the books of Olin.  The agent may substitute another to act for him.

Date:  ________________

Your Signature:  ___________________________________
(Sign exactly as your name appears on the face of this Note)

Signature guarantee: __________________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by Olin Corporation pursuant to Section 4.10 (Asset Sale) or 4.14 (Change of Control) of the Supplemental Indenture, check the box below:

[  ] Section 4.10                                [  ] Section 4.14

If you want to elect to have only part of the Note purchased by Olin Corporation pursuant to Section 4.10 or 4.14 of the Indenture, state the amount you elect to have purchased:

$_____________________

Date:  _______________________                                            Your Signature: _________________________
  (Sign exactly as your name appears on the Note)

                 Tax Identification Number: _________________

Signature guarantee:______________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for other 8.875% Senior Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

EXHIBIT B

FORM OF NOTE GUARANTEE

(1)                      Note Guarantees.

(a)      The Guarantor hereby, jointly and severally with the other Guarantors, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Company under the Indenture and the Notes, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that:  (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption, purchase or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  The Note Guarantee shall be a guarantee of payment and not of collection.  .

(b)      The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)      The Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Note Guarantee or as provided for in the Indenture.  The Guarantor hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in the Indenture, directly against the Guarantor to enforce such Guarantor’s Note Guarantee without first proceeding against the Company or any other Guarantor.  The Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d)      If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of the Guarantor, to the extent theretofore discharged, shall be reinstated in full force and effect.  This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned.  This paragraph (d) shall survive the termination of the Note Guarantee.

(e)      The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.2 of the Supplemental Indenture for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 6.2 of the Supplemental Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Note Guarantee of such Guarantor.

(2)                      Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section (1), the Guarantor agrees that a notation of such Note Guarantee substantially in the form attached hereto as Annex I shall be endorsed on each Note authenticated and delivered by the Trustee after the effectiveness of such Note Guarantee.  Such notation of Note Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director or another authorized person) on behalf of such Guarantor by manual or facsimile signature.  In case the officer, board member or director of such Guarantor who shall have signed such notation of Note Guarantee shall cease to be such officer, board member or director before the Note on which such Note Guarantee is endorsed shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Note Guarantee had not ceased to be such officer, board member or director.

The Guarantor agrees that its Note Guarantee set forth in Section 1 shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.  The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth hereunder on behalf of the Guarantor.

The failure to endorse a Note Guarantee shall not affect or impair the validity thereof.

(3)                      Severability.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(4)                      Limitation of Guarantor’s Liability.

The Guarantor and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law relating to fraudulent transfer or conveyance.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

(5)                      Guarantors May Consolidate, Etc., on Certain Terms.

Except as otherwise provided in Section 6, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(a)      immediately after giving effect to such transactions, no Default or Event of Default exists; and

(b)     either:

(A)          the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(B)           the Company certified to the Trustee that the Net Cash Proceeds of any such sale or other disposition of a Guarantor will be applied in accordance with the provisions of Section 4.10 of the Supplemental Indenture; and

(c)      the Company delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such sale, other disposition, consolidation or merger complies with the requirements of the Indenture.

In case of any such consolidation, merger, sale or conveyance and, if applicable, upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all such Note Guarantees had been issued at the date of the execution thereof.

Except as set forth in Articles IV and V of the Supplemental Indenture, and notwithstanding clauses (a) and (b) of this Section 5, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

(6)                      Releases Following Sale of Assets.

The Guarantor shall be released and relieved of any obligations under this Note Guarantee in the event of a sale or other transfer or disposition of all of the Capital Interests in such Guarantor to any Person that is not an Affiliate of the Company in compliance with the terms of the Supplemental Indenture, or in the event all or substantially all the assets or Capital Interests of the Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of the Supplemental Indenture, then, without any further action on the part of the Trustee or any Holder, such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally cancelled, released and discharged of any obligations under its Note Guarantee, as evidenced by a supplemental indenture, written instrument or confirmation executed by the Trustee, upon request; provided, however that the Company delivers an Officers’ Certificate to the Trustee certifying that the net cash proceeds of such sale or other disposition will be applied in accordance with Section 4.10 of the Supplemental Indenture and, if evidence of such cancellation, discharge or release is requested to be executed by the Trustee, an Officers’ Certificate and an Opinion of Counsel complying with Section 14.05 of the Base Indenture.

If not released from its obligations under this Note Guarantee, the Guarantor shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in this Exhibit B.

(7)                      Release of a Guarantor.

Any Guarantor that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the terms of the Indenture shall, at such time, be deemed automatically and unconditionally canceled, released and discharged of its obligations under its Note Guarantee, as evidenced by a written instrument or confirmation executed by the Trustee, upon request; provided, however that the Company delivers an Officers’ Certificate certifying as to the compliance with this Section 7.  Any Guarantor not so released shall remain liable for the full amount of principal of and interest on the Notes as provided in its Note Guarantee.  In the event of a defeasance or covenant defeasance as set forth in Article VIII of the Supplemental Indenture, each Guarantor shall be deemed unconditionally cancelled, released and discharged of its obligations under its Note Guarantee; provided that if the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. government obligations in accordance with Section 8.2(b) or 8.3 of the Supplemental Indenture, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Guarantor under the Indenture and the Note Guarantee shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2(b) or 8.3 of the Supplemental Indenture until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2(b) or 8.3 of the Supplemental Indenture, as the case may be.

(8)                      Benefits Acknowledged.

The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that its guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

(9)                      Contribution.

Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed obligations hereunder to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

(10)                    No liability of stockholders, employees, officers, directors or incorporators.

No stockholder, employee, officer, director or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Note Guarantee by reason of his or its status as such stockholder, employee, officer, director or incorporator.

(11)                    Defined Terms.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Annex I

FORM OF NOTATIONAL GUARANTEE

Pursuant to a supplemental indenture dated [  ] (the “New Supplemental Indenture”) to that certain Indenture, dated as of August 19, 2009 between Olin and the Trustee (the “Base Indenture”), as supplemented by the Supplemental Indenture dated August 19, 2009 (the “Supplemental Indenture” and, as so supplemented, the “Indenture”), between Olin and the Trustee, each Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns) has guaranteed the 8.875% Senior Notes due 2019 (the “Notes”) and the obligations of the Company under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes of the Company, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in the New Supplemental Indenture, (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Note Guarantee or the Indenture.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in the New Supplemental Indenture and reference is hereby made to such New Supplemental Indenture for the precise terms of this Note Guarantee.

No stockholder, employee, officer, director or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Note Guarantee by reason of his or its status as such stockholder, employee, officer, director or incorporator.

This is a continuing Note Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and the Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  This is a Note Guarantee of payment and not of collection.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.  The obligations of each Guarantor under its Note Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance or fraudulent transfer under applicable law.

THE TERMS OF THE SUPPLEMENTAL INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of _________________

[NAME OF GUARANTOR]

By:
Name:
Title: